Exhibit 107

CALCULATION OF REGISTRATION FEE
Form S-8
NGM Biopharmaceuticals, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share – Amended and Restated 2018 Equity Incentive Plan	Rule 457(c) and 457(h)	3,118,508 (2)	$14.72 (3)	$45,904,437.76 (3)	$92.70 per million dollars	$4,255.34
	Total Offering Amounts		3,118,508		$45,904,437.76		$4,255.34
	Total Fee Offsets						—
	Net Fee Due						$4,255.34

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of NGM Biopharmaceuticals, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.

(2)
Represents shares of Common Stock that were automatically added to the share reserve under the Registrant’s Amended and Restated 2018 Equity Incentive Plan (the “Restated 2018 Plan”) on January 1, 2022. The Restated 2018 Plan provides that the number of shares of Common Stock reserved for issuance under the Restated 2018 Plan will automatically increase on January 1st each calendar year for ten years, starting on January 1, 2020 and ending on and including January 1, 2029, by the lesser of (a) four percent (4.0%) of the total number of the Registrant’s capital stock outstanding as of December 31st of the immediately preceding calendar year or (b) a number determined by the Registrant’s board of directors.

(3)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 23, 2022, which was $14.72.